Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Numbers 333-110924, 333-127124 and 333-149204 on Form S-8 of the Bank of America Corporation filed with the Securities and Exchange Commission, pertaining to The Bank of America 401(k) Plan for Legacy Companies of our report dated June 22, 2010, with respect to the financial statements and supplemental schedule of The Bank of America 401(k) Plan for Legacy Companies included in the Annual Report (Form 11-K) as of December 31, 2009 and for the year then ended.

/s/ Morris, Davis & Chan LLP
Charlotte, North Carolina
June 22, 2010

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